Exhibit 5.1

Reply Attention of:	William L. Macdonald
Direct Telephone:	(604) 648-1670
Email:	wmacdonald@wlmlaw.ca

March 15, 2012

Lexaria Corp.
1130 West Pender Street, Suite 950,
Vancouver, British Columbia, V6E 4A4,
Canada

Dear Sirs:

Re: Common Stock of Lexaria Corp. Registered on Form S-1, filed on March 15, 2012

We have acted as counsel to Lexaria Corp., (the “Company”), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on March 15, 2012, of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of up to 44,194,893 shares of the Company’s common stock, consisting of:

1.	20,000,000 units of common stock for sale by the Company, with each unit consisting of one share of common stock and one warrant to acquire another share of common stock;

2.

1,600,000 units of common stock issuable to Leede Financial Markets Inc., the Company’s agent, with each unit consisting of one share of common stock and one warrant to acquire another share of common stock

3.	295,000 shares of common stock for resale by certain selling shareholders named in the Registration Statement; and

4.	699,893 shares of common stock underlying previously issued warrants, for resale by certain selling shareholders named in the Registration Statement.

(collectively, the “Registered Shares”)

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares have been, or shall upon issuance, be issued as duly and validly authorized and issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

W.L. MACDONALD LAW CORPORATION

Ss “W.L. MACDONALD LAW CORPORATION”